UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 2, 2017

Arbutus Biopharma Corporation
(Exact Name of Registrant as Specified in Charter)

BRITISH COLUMBIA, CANADA	001-34949	980597776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100-8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8

(Address of Principal Executive Offices) (Zip Code)

(604) 419-3200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Agreement

On October 2, 2017, Arbutus Biopharma Corporation (the “Registrant”) entered into a subscription agreement (the “Subscription Agreement”) with Roivant Sciences Ltd. (“Roivant”), pursuant to which Roivant agreed to purchase from the Registrant an aggregate of 1,164,000 shares of the Registrant’s series A participating convertible preferred shares (the “Preferred Shares”) for an aggregate purchase price of $116.4 million representing a price per Preferred Share of $100.00 (the “Purchase Price”).  The Preferred Shares plus an amount equal to 8.75% per annum, compounded annually, will initially be convertible into 22,833,922 common shares of the Registrant, no par value (the “Common Shares”), at a conversion price of $7.13 (a 15% premium to the closing share price on September 29, 2017), which conversion will occur mandatorily four years after issuance (subject to limited exceptions in the event of certain fundamental corporate transactions relating to the Registrant’s capital structure or assets, as described below under the heading “Optional Conversion,” which would permit earlier conversion at Roivant’s option). The 22,833,922 Common Shares are referred to in this Current Report on Form 8-K as the “Underlying Common Shares.”

Pursuant to the Subscription Agreement, the Preferred Shares will be issued in two tranches: (i) following the expiration of the requisite 15-calendar-day notice period of The Nasdaq Stock Market LLC, or earlier if appropriate, and the satisfaction of other customary conditions for the first closing (the “First Closing”), 500,000 Preferred Shares will be issued in consideration for an aggregate purchase price of $50.0 million, and (ii) following the requisite approval of the shareholders of the Registrant and the satisfaction of a limited number of other conditions for the second closing, 664,000 Preferred Shares will be issued in exchange for an aggregate purchase price of $66.4 million (the “Second Closing”).

Excluding the Preferred Shares, Roivant is the beneficial owner of 29.1% of the Registrant’s outstanding Common Shares.  Chairman Vivek Ramaswamy and Directors Keith Manchester and William Symonds were nominated by Roivant to serve on the Registrant’s Board pursuant to the Governance Agreement dated January 11, 2015, between the Registrant and Roivant.  In September 2016, Director Frank Karbe was appointed CFO at Myovant Sciences Ltd., which is an affiliate of Roivant.

The Registrant’s board of directors (the “Board”) established a Special Committee (the “Special Committee”), comprised of Richard Henriques (Chair), Daniel Burgess, and Herbert Conrad, each of whom is an independent director, to review these transactions and provide a recommendation to the full Board.  The Special Committee engaged MTS Securities, LLC to serve as its independent financial advisor.  The Special Committee recommended to the full Board that it approve these transactions, and the Board has unanimously approved the transactions.

The descriptions in this Current Report of the Subscription Agreement, and the related Preferred Share Articles Amendment, the Board Nomination Article Amendment, the Amended and Restated Governance Agreement, the Amended Registration Rights Agreement, the Amended and Restated Standstill Agreement and the Amended and Restated Lock-Up Agreement (each as defined below, and, together, the “Documents”) are summaries of the material terms of those Documents, and are qualified in their entirety by the terms of the Documents.  The Subscription Agreement, with the remaining Documents attached as exhibits, is incorporated herein by reference as Exhibit 10.1, and after their execution,  the remaining Documents will be filed as exhibits to the Registrant’s next Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 or subsequent filings.

The Documents have been attached to provide investors with information regarding their terms. The terms and information therein should not be relied on as disclosure about the Registrant or Roivant without consideration of the periodic and current reports and statements that the Registrant or Roivant files with the SEC. The terms of the Documents (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, among the parties in relation to the sale. In particular, the representations and warranties made by the parties to each other in the Documents have been negotiated among the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the sale should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. The Registrant does not undertake any obligation to publicly release any revisions to these representations and warranties, except as required under U.S. federal or other applicable securities laws.

Preferred Share Rights and Restrictions

Pursuant to the Subscription Agreement, the Registrant will file an amendment to the Notice of Articles and the Articles of the Registrant (the “Preferred Share Articles Amendment”) on the First Closing. The terms, rights, obligations and preferences of the Preferred Shares will be set forth in the Preferred Share Articles Amendment.

Dividends

In the event the Registrant distributes to all or substantially all holders of Common Shares any cash, shares, evidences of the Registrant’s indebtedness or other assets, securities or property, including rights to acquire assets, securities or property, the holders of a Preferred Share will be entitled to receive such dividend in cash (the “Participating Cash Dividend”) or such other distributed items (a “Participating In-Kind Dividend”) at the same time and in the same manner as holders of Common Shares would have received if such Preferred Share had been converted into Common Shares upon the Mandatory Conversion Date (as defined below).

Mandatory Conversion

On the fourth anniversary of the First Closing (the “Mandatory Conversion Date”), any Preferred Shares not yet converted will be automatically converted into (i) a number of Common Shares equal to the amount determined by dividing (A) the Purchase Price plus an amount equal to 8.75% of the Purchase Price per annum, compounded annually (the “Liquidation Preference”) by (B) the conversion price in effect at the time of conversion; (ii) cash for any accrued but unpaid Participating Cash Dividends (to the extent not included in the Purchase Price) on the Preferred Shares being converted; and (iii) any accrued and unpaid Participating In-Kind Dividends.

Optional Conversion

Each Preferred Share is initially convertible based on a conversion price of $7.13, subject to adjustment for certain distributions, recapitalizations, reclassifications and other transactions by the Registrant on or with respect to the Common Shares. In the event a transaction that involves (i) a fundamental transfer of value to the Common Shares in which the Preferred Shares do not have the right to participate or (ii) a Fundamental Change (as defined in the Preferred Share Articles Amendment), each Preferred Share may be converted prior to such transaction at the option of its holder into (A) a number of Common Shares equal to the amount determined by dividing (x) the Liquidation Preference (calculated giving effect to the four-year period set forth in “Mandatory Conversion” above, irrespective of the date of conversion) by (y) the conversion price in effect at the time of conversion; (B) cash for any accrued but unpaid Participating Cash Dividends (to the extent not included in the Purchase Price) on the Preferred Shares being converted; and (C) any accrued and unpaid Participating In-Kind Dividends.

Liquidation Preference; Ranking

In the event of any liquidation, dissolution or winding up of the Registrant, the holders of the Preferred Shares will be entitled to receive an amount in cash equal to the amount that the holder of a Preferred Share would have been entitled to receive if such Preferred Share had been converted into Common Shares upon the Mandatory Conversion Date. Neither the voluntary sale, conveyance, exchange or transfer of all or substantially all of the assets of the Registrant nor the consolidation or merger of the Registrant with or into another entity will be deemed a liquidation, dissolution or winding up of the Registrant.

The Preferred Shares will rank senior to the Common Shares with respect to any distributions or rights upon liquidation, dissolution or winding up of the Registrant.

Voting Rights

The Preferred Shares will not have the right to vote on any matters except as required by law, including under the British Columbia Business Corporations Act.

Board Nomination Articles Amendment

Pursuant to the Subscription Agreement, the Registrant and Roivant must use commercially reasonable efforts to cause the amendment of the Registrant’s Articles of Incorporation (the “Board Nomination Articles Amendment”) by the Second Closing. Pursuant to the Board Nomination Articles Amendment, Roivant has the right to designate a certain number of directors to the Registrant’s Board, which right will terminate upon the earlier of (i) 48 months following the First Closing and (ii) when Roivant no longer meets certain beneficial ownership thresholds. With respect to the beneficial ownership thresholds, for so long as Roivant has beneficial ownership or exercises control or direction over not less than (i) 30% of the issued and outstanding Common  Shares, Roivant has the right to nominate three individuals for election to the Board of the Registrant, one of whom must be “independent” within the meaning of applicable law and the rules and regulations of The Nasdaq Stock Market LLC, not including the rules related to the independence of audit committee members; (ii) 20% of the issued and outstanding Common Shares, Roivant has the right to nominate two individuals for election to the Board of the Registrant; and (iii) 10% of the issued and outstanding Common Shares, Roivant has the right to nominate one individual for election to the Board of the Registrant. For so long as Roivant has the right to designate at least one or more directors to the Registrant’s Board, the Board Nomination Articles Amendment will require that the total authorized directors of the Registrant not exceed seven directors, at least a majority of whom must be “independent,” without the prior written consent of Roivant.

Amended and Restated Governance Agreement

Pursuant to the Subscription Agreement, at the First Closing, Roivant will enter into an Amended and Restated Governance Agreement with the Registrant (the “Amended and Restated Governance Agreement”), which will replace and supersede the existing Governance Agreement dated as of January 11, 2015 between Roivant and the Registrant.

Pursuant to the terms of the Amended and Restated Governance Agreement, the Registrant must cause that number of individuals designated by Roivant to be appointed to the Registrant’s Board in accordance with the Board Nomination Articles Amendment either concurrently with the Second Closing, or, if for any reason the Second Closing does not occur, by resolution of the Registrant’s Board to add a director, and otherwise in accordance with the Board Nomination Articles Amendment. Consistent with the Board Nomination Articles Amendment, the Amended and Restated Governance Agreement will be effective upon the First Closing and will terminate upon the earlier of (i) 48 months following the First Closing and (ii) when Roivant no longer has a right to nominate one or more directors under the Board Nomination Articles Amendment.

Amendment to Registration Rights

The Preferred Shares and Underlying Common Shares will not be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Pursuant to the Subscription Agreement, the Registrant and Roivant will enter into a second amendment to the Registration Rights Agreement (the “Amended Registration Rights Agreement”) at the First Closing pursuant to which the definition of Registrable Securities will be expanded to include the Underlying Common Shares (and Common Shares issued upon conversion of Participating In-Kind Dividends, if any).

Amended and Restated Standstill Agreement and Amended and Restated Lock-Up Agreement

Pursuant to the Subscription Agreement, at the First Closing, Roivant will enter into (i) an Amended and Restated Standstill Agreement with the Registrant (the “Amended and Restated Standstill Agreement”), which will replace and supersede the existing Standstill Agreement dated as of January 11, 2015 between Roivant and the Registrant, and (ii) an Amended and Restated Lock-Up Agreement with the Registrant (the “Amended and Restated Lock-Up Agreement”), which will replace and supersede the existing Lock-Up Agreement dated as of January 11, 2015 between Roivant and the Registrant.

Pursuant to the terms of the Amended and Restated Standstill Agreement, Roivant will agree not to acquire, offer to acquire or agree to acquire ownership of any additional Common Shares of the Registrant if such acquisitions would result in Roivant owning an amount of Common Shares that, taken together with the Underlying Common Shares, would exceed 49.99% of the outstanding Common Shares of the Registrant, or take certain other actions related to the calling of meetings, proxies, proposals and other actions of the shareholders of the Registrant.

Pursuant to the terms of the Amended and Restated Lock-Up Agreement, Roivant and the Registrant will agree, subject to certain customary exceptions, not to (i) sell, pledge, or otherwise transfer or dispose of Common Shares or the Preferred Shares; or (ii) enter into, sell or otherwise dispose of any swap, option, future, forward or other similar agreement with respect to Common Shares, the Preferred Shares and the Underlying Common Shares.  Roivant is permitted pursuant to the Amended and Restated Lock-Up Agreement to pledge its Common Shares in connection with a bona fide loan from a financial institution and to transfer such shares in connection with the exercise of any remedies by such financial institution.

The Amended and Restated Standstill Agreement and the Amended and Restated Lock-Up Agreement will be effective upon the First Closing and will terminate upon the earlier of (i) 48 months following the First Closing and (ii) when Roivant no longer has a right to nominate one or more directors under the Board Nomination Articles Amendment. The restrictions under the two agreements will also cease to apply if the Registrant enters into a sale transaction, a third party seeks to acquire the Registrant or the Registrant enters into a sale process under circumstances specified in the Amended and Restated Standstill Agreement

Item 3.02.  Unregistered Sales of Equity Securities

The information set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein to this Item 3.02.

The securities to be issued pursuant to the Subscription Agreement as described above, including the Underlying Common Shares, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act.  Roivant represented, pursuant to the terms of the

Subscription Agreement, that it is an accredited investor, and will not offer, sell or otherwise dispose of the securities of the Registrant, except pursuant to offers, sales or dispositions registered under, or exempted from, the registration requirements of the Securities Act.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any security.  The securities to be issued in connection with the proposed transactions have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

Item 8.01. Other Events.

On October 2, 2017, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Proxy Statement Information

IN CONNECTION WITH THE TRANSACTION, ARBUTUS BIOPHARMA CORPORATION WILL FILE A PROXY STATEMENT AND OTHER DOCUMENTS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC). INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

A definitive proxy statement will be sent or made available to stockholders of Arbutus Biopharma Corporation seeking their approval of the transaction as described above. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Arbutus Biopharma Corporation with the SEC at the SEC’s website, www.sec.gov. The definitive proxy statement (when available) and such other documents relating to Arbutus Biopharma Corporation may also be obtained free of charge by directing a request to Arbutus Biopharma Corporation, Investor Relations,  100 - 8900 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 5J8, Telephone: 604.419.3200 or from Arbutus Biopharma Corporation’s website, www.arbutus.com.

Arbutus Biopharma Corporation, Roivant Sciences Ltd. and their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information concerning the interests of the persons who may be “participants” in the solicitation will be set forth in the proxy statement when it becomes available.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1

Subscription Agreement, dated October 2, 2017, by and between Arbutus Biopharma Corporation and Roivant Sciences Ltd. (incorporated by reference from Exhibit 7.08 of the Schedule 13D/A filed by Roivant Sciences Ltd. on October 3, 2017)

Exhibit 99.1	Press Release dated October 2, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbutus Biopharma Corporation

Date: October 3, 2017	By:	/s/ Bruce G. Cousins
Bruce G. Cousins
Executive Vice President and Chief Financial Officer